WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2014
To the Shareholders of Wintrust Financial Corporation:
You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, on Thursday, May 22, 2014, at 10:00 a.m. local time, for the following purposes:

1.	To elect the thirteen nominees for director named in this Proxy Statement to hold office until the 2015 Annual Meeting of Shareholders;

2.
To consider an advisory (non-binding) proposal approving the Company’s 2013 executive compensation as described in the Company’s accompanying Proxy Statement for the 2014 Annual Meeting of Shareholders;

3.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for 2014; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.
The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on April 3, 2014. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote either by completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

By order of the Board of Directors,

Lisa J. Pattis
Corporate Secretary
April 4, 2014
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
9700 West Higgins Road, 8th Floor
Rosemont, Illinois 60018
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 22, 2014
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2014 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This Proxy Statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April 9, 2014.
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, May 22, 2014 at the Company’s corporate headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the thirteen nominees for Director named in this Proxy Statement, a proposal approving the Company’s 2013 executive compensation as described in this Proxy Statement, and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2014.
Who may vote at the Annual Meeting?
Only record holders of our common stock, no par value (“Common Stock”), as of the close of business on April 3, 2014 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 46,260,618 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of the Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How do I submit my vote?
If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting proxy.ilstk.com and then following the instructions on the screen.
The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 21, 2014.
What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change or revoke my vote after I return my proxy card?
Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Corporate Secretary by mail at 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018.
If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on May 21, 2014. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s tabulator, IST Shareholder Services, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $6,000 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:

•	FOR the election of each of the thirteen Director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company’s 2013 executive compensation as described in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of each of the thirteen Director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company’s 2013 executive compensation as described in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.
With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on:

•	The ratification of the appointment of Ernst & Young LLP.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals:

•	To elect the thirteen Director nominees named in this Proxy Statement; and

•	The advisory (non-binding) proposal approving the Company’s 2013 executive compensation as described in this Proxy Statement.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
How will abstentions or withheld votes be treated?
If you vote to abstain or withhold authority to vote, your shares will be counted as present to determine whether or not we have a quorum at the Annual Meeting. If you withhold authority to vote for one or more of the nominees for director, this will have the same effect as a vote against such nominee.
If you abstain from voting on the advisory (non-binding) proposal approving the Company’s 2013 executive compensation as described in this Proxy Statement, your abstention will have the same effect as a vote against the proposal.
If you abstain from voting on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2014, your abstention will have the same effect as a vote against the proposal.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 22, 2014:
This Proxy Statement and the 2013 Annual Report on Form 10-K are Available at:
https://materials.proxyvote.com/97650W

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Company’s Board is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board until the next Annual Meeting and until a successor shall have been elected and qualified. The Board, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. Each of the nominees currently serves as a Director. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including recent occupation and employment, certain directorships held by each, certain experiences, qualifications, attributes and skills, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.
The Company’s main operating subsidiaries include Barrington Bank & Trust Company, N.A., Beverly Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., First Insurance Funding Corporation, Great Lakes Advisors, LLC, Hinsdale Bank & Trust Company, Lake Forest Bank & Trust Company, Libertyville Bank & Trust Company, North Shore Community Bank & Trust Company, Northbrook Bank & Trust Company, Old Plank Trail Community Bank, N.A., Schaumburg Bank & Trust Company, N.A., State Bank of the Lakes, St. Charles Bank & Trust Company, The Chicago Trust Company, N.A., Town Bank, Tricom, Inc. of Milwaukee, Village Bank & Trust, Wayne Hummer Investments, L.L.C., and Wheaton Bank & Trust Company.
We refer to The Chicago Trust Company, N.A., Great Lakes Advisors, LLC and Wayne Hummer Investments, LLC collectively as Wintrust Wealth Management.
Nominees for Election at the 2014 Annual Meeting of Shareholders
Peter D. Crist (62), Director since 1996. Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded Crist Kolder Associates, an executive recruitment firm which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital and as a director of Northwestern Memorial HealthCare. Mr. Crist is a Director of Hinsdale Bank.
Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as the chair of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of Hinsdale Bank gives him valuable insight into the Company’s banking operations.
Bruce K. Crowther (62), Director since 1998. Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates (“Northwest Community”) from January 1992 until his retirement in December 2013. Prior to that time he served as Executive Vice President and Chief Operating Officer of Northwest Community from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as Chairman of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.
Mr. Crowther’s experience as President and Chief Executive Officer of Northwest Community provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.
Joseph F. Damico (60), Director since 2005. Mr. Damico is a founding partner and Co-Chairman of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than

30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President and Chief Operating Officer of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply and serves as a Director of Northwestern Memorial Hospital and James Madison University. Mr. Damico is an advisory Director of Libertyville Bank.
Mr. Damico’s experience in senior leadership positions with Cardinal Health, Allegiance, Baxter International, and American Hospital Supply provides him with knowledge of the issues faced by large and complex businesses. In addition, his experience as Co-Chairman of RoundTable Healthcare Partners provides him with insight into issues faced by entrepreneurial companies. His experience as a corporate director also provides him with knowledge of the operations of various boards of directors. Mr. Damico’s experience as an advisory director of Libertyville Bank gives him valuable insight into the Company’s banking operations.
Bert A. Getz, Jr. (47), Director since 2001. Mr. Getz joined Globe Corporation, a diversified investment company focusing primarily on commercial real estate and development and traditional asset management, in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (a wholly-owned real estate development subsidiary of Globe Corporation) and Global Trust Company, an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Additionally, Mr. Getz is a Director of the Globe Foundation, National Historical Fire Foundation and Children’s Memorial Hospital, and is a Trustee of the Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. Mr. Getz serves as a Director of Great Lakes Advisors, Libertyville Bank, Wayne Hummer Investments and The Chicago Trust Company.
Mr. Getz’s experience in real estate investment and development, through Globe Corporation and its affiliates, provides him with knowledge of the real estate market in the Chicago area, which affects numerous aspects of the Company’s business, particularly the Company’s lending operations. In addition, Mr. Getz’s experience as a real estate developer provides insight into the operation of credit-intensive businesses. His experience as a director of various corporate and non-profit boards provide him with knowledge of the concerns of various constituencies of the Company. As a result of his financial experience, Mr. Getz qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Getz’s experience as a director of Libertyville Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
H. Patrick Hackett, Jr. (62), Director since 2008. Mr. Hackett has been the Principal of HHS Co., an investment company located in the Chicago area, since 2001. Previously, he served for 12 years as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and of the Massachusetts Institute of Technology. He serves on the board of First Industrial Realty Trust, Inc. (NYSE) and is a director of North Shore Community Bank.
Mr. Hackett’s experience provides him deep familiarity with financial modeling and underwriting approaches toward valuing corporate and bank acquisitions, as well as commercial real estate, which often serves as collateral for the Company’s products. Mr. Hackett’s experience as a director of North Shore Community Bank and as a bank auditor, early in his career, give him valuable insight into bank accounting of the Company’s banking operations.
Scott K. Heitmann (65), Director since 2008. Mr. Heitmann, retired for the past nine years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a Director of Great Lakes Advisors, North Shore Community Bank, Wayne Hummer Investments and The Chicago Trust Company.
Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of North Shore Community Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
Charles H. James III (55), Director since 2008. Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of PRG

Ventures LLC, which owns quick service restaurants. From 2001 to 2003 Mr. James served as Chairman of the Board and Chief Executive Officer of PrimeSource Foodservice Equipment, Inc., a food service equipment and supplies distributor that specializes in servicing quick service restaurant chains and multi-unit operators. Mr. James also serves on the board of directors of Morehouse College. Mr. James is a Director of Lake Forest Bank.
Mr. James’s experience as Chairman and Chief Executive Officer of C.H. James & Co. and Managing Owner of PRG Ventures LLC provides him with knowledge of businesses engaged in both wholesale distribution and consumer sales, each an important segment of the Company’s customer base. As a chief executive, Mr. James also brings substantial operational and management experience to the Board. In addition, Mr. James’ experience as a director of Lake Forest Bank gives him valuable insight into the Company’s banking operations.
Albin F. Moschner (61), Director since 1996. Mr. Moschner is currently a consultant in the wireless industry after retiring in 2011 from the position of Executive Vice President and Chief Operating Officer of Leap Wireless, a provider of wireless services. He joined Leap Wireless in 2004 as the Chief Marketing Officer. In the eight years prior to joining Leap Wireless, Mr. Moschner held executive positions in both early stage and corporate, internet and telecommunications companies as President of Verizon Card Services, President and Chief Executive Officer of One Point Services and Vice-Chairman of Diba, Inc. Mr. Moschner also served as Director, Chief Operating Officer and President and Chief Executive Officer of Zenith Electronics, Glenview, Illinois, from 1991 to 1996. Mr. Moschner serves on the Board of Directors of USA Technologies, Inc. (NASDAQ).
Mr. Moschner’s experience as President and Chief Executive Officer of Zenith Electronics provides him with insight into the management of a public company. Mr. Moschner’s experience in the telecommunications industry also provides him with insight into the challenges and opportunities of businesses undergoing secular change. As a result of his financial experience, Mr. Moschner qualifies as a financial expert for purposes of rules governing audit committees.
Thomas J. Neis (65), Director since 1999. Mr. Neis is the owner of Neis Insurance Agency, Inc., QR Insurance Agency and Pachini Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., marketing insurance products to insurance agencies. Through QR Insurance Agency, he provides insurance consulting for banking and financial institutions. Mr. Neis was recently appointed to a second term on the Governing Committee of the Illinois Automobile Insurance Plan. Mr. Neis is a member of the Board of Trustees of Illinois Wesleyan University, where he serves on its Audit, Investment and Business Affairs committees. In addition, Mr. Neis is a member of the university’s national alumni board and served as past president of the university’s Chicago Alumni Board. He also founded and chaired the Crystal Lake Sister City organization with Holtzgerlingen, Germany and has been active in several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.
Mr. Neis has experience in the insurance industry, which, through the Company’s premium finance receivable financing business, impacts a substantial and growing portion of the Company’s business. Through his insurance businesses, Mr. Neis also has experience operating in an industry with multiple layers of regulation. In addition, Mr. Neis’ experience as a director of Crystal Lake Bank gives him valuable insight into the Company’s banking operations.
Christopher J. Perry (58), Director since 2009. Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past 29 years. During his time at CIVC Partners, he has served on the boards of over a dozen public and private companies. Mr. Perry previously served as a director of Wintrust from 2001 to 2002.
Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s nearly three decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.
Ingrid S. Stafford (60), Director since 1998. Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Effective February, 2014, Ms. Stafford is a trustee of the Evanston Alternative Opportunities Fund, an SEC registered fund advised by Evanston Capital Management. She will be chair of its audit committee and a member of its fund valuation committee. In 2013, Ms. Stafford was elected to the national governing council of the Evangelical Lutheran Church in America, where she is a member of its audit and finance committees. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001to 2005. Ms. Stafford is a Director of North Shore Community Bank.

Ms. Stafford’s experience as Associate Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Finance and Investment Committees. In addition, as a member of the investment committees of Wittenberg University and the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has experience as an audit committee member and chair of the Board of Pensions of the Evangelical Lutheran Church in America (now known as Portico Benefit Services) and audit committee member of Wittenberg University. As a result of her financial experience, Ms. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of North Shore Community Bank gives her valuable insight into the Company’s banking operations.
Sheila G. Talton (61), Director since 2012. Since March 2013, Ms. Talton has served as President and Chief Executive Officer of Gray Matter Analytics which focuses on data analytics consulting services in the financial services and healthcare industries. From 2011 to 2013, Ms. Talton was President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. From 2008 to 2011, she served as Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that time, Ms. Talton held leadership positions at Ernst & Young, Cap Gemini and EDS. Ms. Talton serves on the boards of directors of ACCO Brands Corp. (NYSE) and OGE Energy Corp. (NYSE).
Ms. Talton’s extensive knowledge of information technology systems and technology security issues permit her to provide guidance on critical issues to the Company’s successful growth and the role of technology in enabling such growth. Ms. Talton’s experience in technology systems provides her with insight into the challenges of securely providing a diverse client base with a broad array of financial services. In addition, her experience in senior leadership with Cisco Systems, EDS and others and serving as a director of other publicly held companies provides her with knowledge of the issues faced by large and complex businesses. Ms. Talton also brings substantial operational and management experience to the board.
Edward J. Wehmer (60), Director since 1996. Mr. Wehmer, a founder of the Company, has served since May 1998 as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital and the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Children’s Memorial Hospital and Foundation, as a member of the advisory board of the Farmer School of Business of Miami University, and on the Finance Board and the School Board of the Archdiocese of Chicago.
Mr. Wehmer is the only member of the Board who is also an executive officer of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.
Required Vote
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

 BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Corporate Governance Practices
We believe that a culture of strong corporate governance is a critical component of our success. Our Board continually evaluates corporate governance developments and strives to adopt “best practices” including:

•	Annual election of Directors.

•	Independent Chairman of the Board.

•	Independent Board. Our Board is comprised of all independent Directors, except our CEO.

•	Majority vote standard for election of our Directors.

•
Independent Board committees. Each of our committees (other than the Executive Committee) is made up of independent Directors. Each standing committee operates under a written charter that has been approved by the Board.

•
Regular executive sessions of independent Directors. At each meeting of the Board and each of its Committees, the Directors meet without management present in regularly scheduled executive sessions of independent Directors.

•	Regular Board self-evaluation process. The Board and each committee evaluate its performance on an annual basis.

•	Service by the majority of our Directors on the boards of our subsidiary banks. We believe this dual service gives our Directors a robust view into our operations and performance.

•	Limitation on other outside board service. We limit our Directors to serve on no more than four other public company boards.

•	Retirement Age. We have a policy that we will not nominate a candidate for Director if he or she has attained the age of 76 before the election.

•	Robust code of ethics. Our corporate code of ethics applies to all of our employees, including our Directors and executive officers.

•	Robust role for the Board in risk oversight. Our Board and its committees play an active and ongoing role in the management of the risks of our business.

•
Stock ownership guidelines for Directors and executive officers. Our Directors and executive officers each must maintain a significant ownership of our Common Stock in order to increase alignment of their interests with those of our shareholders.

•
Prohibition on hedging and short selling. Our Directors and executive officers are prohibited from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

•	No shareholder rights plan (“poison pill”).
Board of Directors
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chief Executive Officer and other officers. The Board has six standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.
The Board met six times in 2013. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2013 Annual Meeting of Shareholders.

Board Leadership Structure
The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as Chairman of the Board during the current economic times is a particularly time-intensive responsibility. Separating these roles allows the Chief Executive Officer to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and Chief Executive Officer also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management.
The Board’s Role in Risk Oversight
Our Board has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Chief Risk Officer who provides reports to the Board, the Audit Committee and the Risk Management Committee on a regular basis and other committees of the Board as needed.
The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of the monitoring of risk, generally, and oversight of financial, credit reporting, regulatory, information security, operational and legal risks, in particular. The Risk Management Committee monitors, among other things, credit, interest rate, liquidity and market risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews the Company’s capital planning strategy and liquidity. The Nominating and Corporate Governance Committee also provides risk oversight, particularly relating to risk relating to the Company’s board and governance. Finally, the Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. The Audit Committee, Finance Committee and Risk Management Committee have each undertaken to monitor relevant portions of the risks relating to the Dodd-Frank Act Stress Test (“DFAST”) process.
Director Independence
A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a Director of the Company and he or she otherwise satisfies the independence requirements of the NASDAQ listing standards. A Director is “independent” under the NASDAQ listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.
The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable NASDAQ listing standards, except Edward J. Wehmer, who serves as our President and Chief Executive Officer. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.
Code of Ethics
The Board has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate

Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed.
Committee Membership
The following table summarizes the current membership of the Board and each of its committees:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Executive Committee
Peter D. Crist (Chair)	Member				Member	Chair
Bruce K. Crowther			Member		Member
Joseph F. Damico	Chair		Member			Member
Bert A. Getz, Jr.		Member		Member
H. Patrick Hackett, Jr.	Member				Chair	Member
Scott K. Heitmann		Member		Chair		Member
Charles H. James III		Member	Member
Albin F. Moschner		Member	Chair			Member
Thomas J. Neis		Member		Member
Christopher J. Perry				Member	Member
Ingrid S. Stafford		Chair		Member		Member
Sheila G. Talton	Member			Member
Edward J. Wehmer						Member
The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that the membership of each of the committees of the Board, assuming that each Director nominee is elected, will remain the same following the Annual Meeting.
Nominating and Corporate Governance Committee
The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:

•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

•	considering any resignation submitted by a Director who has retired or made a significant change to his or her personal circumstances;

•	reviewing the corporate governance guidelines and code of ethics at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, size, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees;

•	reviewing shareholder proposals submitted for business to be conducted at an annual meeting;

•	in consultation with the Audit Committee, reviewing related-party transactions;

•	reviewing annually Director compensation and recommending modifications thereto to the Board;

•	reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

•	considering from time to time the overall relationship of the Board and management; and

•	reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Nominating Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2013, the Nominating Committee met four times.
Nomination of Directors
The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least four times the annual retainer fee, which amount is currently $75,000, and to limit board service at other companies to no more than four other public company boards.
The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.
The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-laws (see “Shareholder Proposals for the 2015 Annual Meeting”). Recommendations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018. Under the existing provisions of the By-laws, the deadline for such notice with respect to the 2015 Annual Meeting is February 21, 2015. Any such recommendation should include:

•	the name and record address of the shareholder;

•	the class and number of shares of the Company beneficially held by the shareholder;

•
whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the Company’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the Company’s stock (which information shall be updated by such shareholder as of the Record Date, such update to be provided not later than 10 days after the Record Date for the meeting);

•	a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to introduce the recommendation;

•	the name, age, principal occupation and employment, and business and residential addresses of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•
a description of all arrangements or understandings between the shareholder and such candidate or any other persons pursuant to which the recommendation is being proposed and any material interest of the shareholder in such recommendation;

•	the candidate’s signed consent to serve as a director if elected and to be named in this Proxy Statement; and

•
all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to such nomination, such shareholder were a participant in a solicitation subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in this Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.
The Nominating Committee also evaluates the performance of Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.
Both the Board and the Nominating Committee believe that each of Wintrust’s Directors possess the outstanding characteristics and qualifications necessary for service as a director. Accordingly, upon the nomination of the Board, in 2014, all of the director nominees are Directors standing for re-election.
Audit Committee
The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	reviewing and assessing annually the adequacy of the Audit Committee charter and, if appropriate, recommending changes to the Board for approval.

The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and NASDAQ. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•
must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be an “audit committee financial expert” as defined by SEC rules.
The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as audit committee financial experts. During 2013, the Audit Committee met six times.
Compensation Committee
The Board has established a Compensation Committee which is responsible for:

•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•
with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other management, evaluating the performance of the Chief Executive Officer and other management in light of those goals and objectives, and setting the Chief Executive Officer’s and other management’s compensation levels based on this evaluation;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation;

•
pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation;

•
reviewing the results of any advisory shareholder votes on executive compensation, and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•
recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding executive compensation;

•
developing and implementing policies with respect to the recovery of “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data;

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Compensation Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable NASDAQ listing standards. During 2013, the Compensation Committee met six times.
Risk Management Committee
The Board has established a Risk Management Committee which is responsible for:

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering and approving the use of various hedging techniques;

•	reviewing measures taken by the Company to identify, assess, monitor control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy;

•	reviewing and approving the Company’s Risk Appetite Statement, Model Risk Management Governance Framework and validation of the results of the stress test models;

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s prior relationship with the Company. During 2013, the Risk Management Committee met four times.
Finance Committee
The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to:

•	reviewing the capital plan and cash position of the Company, and providing guidance on the sources and uses of capital and expected returns on capital;

•	reviewing and approving capital policies including the Capital Plan, Capital Adequacy and Planning Policy and the Capital Contingency Plan;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•	reviewing and approving components of the DFAST process including stress test results and action plans to remediate gaps identified in the capital management process;

•	reviewing and approving any strategic initiatives to determine if they are in line with the Risk Appetite Statement;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to issuing equity and debt securities;

•	providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•	reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Finance Committee consists of four Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s prior relationship with the Company. During 2013, the Finance Committee met five times.

Executive Committee
The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to take action by the full Board. The Executive Committee may exercise all authority of the Board except as otherwise prohibited by law.
The Executive Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Executive Committee currently consists of seven Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the NASDAQ listing standards. During 2013, the Executive Committee met one time.
Shareholder Communications
Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, 8th Floor, Rosemont, Illinois 60018. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 939-9000 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Edward J. Wehmer (60) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.
David A. Dykstra (53) — Senior Executive Vice President and Chief Operating Officer and Treasurer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Mr. Dykstra also serves as a Regional Market Head overseeing First Insurance Funding, State Bank of the Lakes and Tricom. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes and Tricom.
Lloyd M. Bowden (60) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company since January 2014 and as Chief Executive Officer of Wintrust Information Technology Services since 1996. He is responsible for overall technology oversight and strategic planning for Wintrust as well as for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.
 Timothy S. Crane (52) — Executive Vice President and Regional Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Crystal Lake Bank, Lake Forest Bank, Libertyville Bank, Northbrook Bank and North Shore Community Bank. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane is a director of Crystal Lake Bank, Lake Forest Bank, Libertyville Bank, Northbrook Bank and North Shore Community Bank.
Guy W. Eisenhuth (58) — Executive Vice President and Regional Market Head — Mr. Eisenhuth joined the Company in January 2010 as President and Chief Executive Officer of Village Bank and Trust Company and was promoted in January 2014 to Executive Vice President and Regional Market Head overseeing Barrington Bank, Schaumburg Bank and Village Bank. Prior to joining the Company, Mr. Eisenhuth served as Head of Commercial Banking of Fifth Third Bank in Chicago where he was employed for one year and worked for several years at J.P. Morgan Chase, and predecessors, culminating into the Senior Vice President-Group Head Middle Market Banking. Mr. Eisenhuth is a director of Barrington Bank, Schaumburg Bank and Village Bank.
John S. Fleshood (51) — Executive Vice President and Chief Risk Officer — Mr. Fleshood joined the Company in August 2005 and manages the enterprise risk management process for the Company including the audit, regulatory, and model risk management functions. Between January 2006 and December 2009, Mr. Fleshood served as a Regional Market Head overseeing St. Charles Bank and Wintrust Mortgage Corporation. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio.
Leona A. Gleason (64) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January 2010 and oversees certain administrative affairs of the Company including Human Resources, Operations, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Operations and Information Technology. Ms. Gleason also served as an executive officer of certain subsidiaries of FBOP Corporation, which subsidiaries were taken into receivership by the Federal Deposit Insurance Corporation (the “FDIC”) on October 30, 2009. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank.

David L. Larson (51) — Executive Vice President and Regional Market Head — Mr. Larson joined the Company in April 2010. Effective January of 2014, he oversees the Managed Asset Division of the Company which directs collection efforts for both the Company’s own and purchased portfolios. He also serves as a Regional Market Head overseeing Old Plank Trail Community Bank, St. Charles Bank and Wheaton Bank. Mr. Larson was the President and Chief Executive Officer of Wheatland Bank from December 2009 to April 2010, when it was taken into receivership by the FDIC and acquired by the Company. From 1995 until 2009, Mr. Larson served in various executive positions at Chicago subsidiaries of FBOP Corporation, a $19 billion privately held bank holding company. Mr. Larson was the Chief Credit Officer of FBOP subsidiary Park National Bank, a $5 billion community bank, which was taken into receivership by the FDIC on October 30, 2009. Prior to his association with FBOP, Mr. Larson served in various commercial banking positions at American National Bank from 1987 to 1995. Mr. Larson is a director of Old Plank Trail Community Bank, St. Charles Bank, and Wheaton Bank.
Richard B. Murphy (54) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy serves as Regional Market Head overseeing Hinsdale Bank and Town Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Hinsdale Bank and Town Bank. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.
Lisa J. Pattis (47) — Executive Vice President, General Counsel and Corporate Secretary — Ms. Pattis joined the Company in September 2011 and manages all legal affairs of the Company, including corporate governance, mergers and acquisitions, financing transactions, litigation, legal compliance as well as assisting bank and non-bank subsidiaries with legal matters. Prior to joining Wintrust, Ms. Pattis spent more than 16 years with the law firm of Sidley Austin LLP, with a practice focused on corporate governance and securities matters. As a partner at Sidley Austin LLP, Ms. Pattis served Wintrust as its corporate and securities counsel since 2005.
David L. Stoehr (54) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank and Old Plank Trail Community Bank.
Thomas P. Zidar (45) — Executive Vice President and Market Head of Wealth Management Services —Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wayne Hummer Investments and The Chicago Trust Company.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This Compensation Discussion & Analysis section reviews the compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2013.
Executive Summary
During 2013, the Company’s executive officers continued to manage the Company through the volatility, complexity and uncertainty which have affected the nation’s financial system since 2008. The Compensation Committee of our Board (the “Committee”), noted that pursuant to its long-term strategy of maintaining sound, conservative underwriting, the Company underwrote its credits in a manner that resulted in what the Committee considers an acceptable level of problem loans during this turbulent period.
In that regard, the Committee considered the results of management’s strategic efforts including:

•	generated the highest reported net income in the history of the Company – $137.2 million in 2013, a 23.4% increase over 2012;

•	loan growth (excluding covered loans and loans held for sale) of 9% to $12.9 billion, the highest reported level in the history of the Company;

•	purchase of two banks and the acquisition of certain assets and liabilities of a mortgage banking business;

•	improvement in the provision for credit losses of 40% from $76.4 million in 2012 to $46.0 million in 2013;

•	improvement in non-performing loans declining to $103.3 million in 2013 from $118.1 million in 2012;

•	increase in the number of banking offices to 124;

•	continued strong capital ratios; and

•	continued ability to attract talented personnel throughout the organization.
The Committee also noted that 2013 was the Company’s seventeenth consecutive year of profitability.
Our 2013 Compensation Program
Overview
The Committee has responsibility for developing, implementing and monitoring executive officer compensation programs and policies as well as adherence with the Company’s compensation philosophy. The Committee sets the compensation for all of our executive officers, including our NEOs. In administering the Company’s executive compensation program, the Committee is mindful of our unique structure, culture and history as well as the growth strategy of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses, we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage. Our assets have grown 29% in the last three years and 70% in the last five years, loans, excluding covered loans and loans held for sale, have grown 34% and 69% and deposits have grown 36% and 75% in the respective periods. Our compensation philosophy and programs are designed to attract and retain management capable of overseeing growth while managing risk.
The Committee’s strategy has been to pay its executives competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals. However, as the Company continues to mature, the Committee believes that an increasing percentage of our executives’ total direct compensation should be heavily weighted toward incentive compensation rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. Our short-term bonus program and Long-Term Incentive Compensation Program, or LTIP, are designed to provide a significant percentage of our executives’ total compensation which is linked to performance and the interests of our shareholders.
Program Design
The design of the Company’s executive compensation program is based on initial work conducted during 2008 and 2009, supplemented by the advice of Deloitte Consulting, LLP (“Deloitte”), the Committee’s independent compensation consultant, during 2010 and 2011. The Committee hired Deloitte in the fall of 2010 and Deloitte began its work with a full review of the Company’s then-current program, marketplace trends and best practices relating to competitive pay levels.
Deloitte’s analysis of the Company’s compensation program determined that the total direct compensation delivered to the NEOs, based on actual annual and long-term incentives, was below the levels targeted by the Committee for executives who demonstrate superior performance. Deloitte recommended maintaining the Company’s current structure, which provides for target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives who demonstrate superior performance. In determining the competitive median range appropriate for each NEO, the Committee also considers the Company’s unique structure and the hybrid nature of certain managerial positions at the Company.
In consultation with Deloitte, the Committee developed a long-term incentive framework that provides for annual grants each with a multi-year performance period. The LTIP framework is designed to provide a competitive compensation opportunity, better align the interests of management with the interests of shareholders, foster retention, allow the Company to compete effectively for talent, incorporate leading practices, support the Company’s long-term strategy and growth objectives, link pay and performance and establish long-term focus based on sustainable results. Deloitte recommended using a portfolio approach by granting stock options, performance-vested cash and performance-vested stock. Each of the performance vested awards are payable based on achievement of key, pre-established performance measures over a three-year performance period. In designing the LTIP, the Committee focused on creating a structure that would closely link pay with performance goals, and provide payouts approaching the 75th percentile for comparable companies only in the event of superior performance by the Company both on a relative basis as compared to peers and on an absolute basis as compared to historical norms in the banking industry.
Our Executive Compensation Practices
As a result of our design process, our executive compensation program features many commonly viewed “best practices” including:

•
Pay-for-performance. Our CEO has nearly 65% of his target total direct compensation tied to our performance while our other NEOs have over 50% of their total direct compensation tied to our performance.

•	Stretch performance goals. Our performance hurdles are designed to require stretch individual and organizational performance along with superior returns in order to receive target payout levels.

•	Capped payouts under incentive plans. Both our long-term and short-term bonus programs have maximum payout amounts in order to discourage excessive risk taking.

•
Robust stock ownership guidelines. NEOs are required to hold Common Stock with a value equal to a multiple of six times base salary for our CEO and between one and three times base salary for our other NEOs.

•	Prohibition on hedging and short selling. Our NEOs are prohibited from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

•
Prohibition on pledging securities. Our NEOs are prohibited from pledging our securities; except that pledges in existence as of January 1, 2013 may stay in effect so long as they are extinguished by January 1, 2015.

•	Limited perquisites for our executives. Perquisites are not a significant portion of our NEO’s compensation representing 2% or less of each NEO’s target total direct compensation.

•	Excessive or luxury expenditures. We adopted a policy designed to eliminate or prevent any excessive or luxury expenditures.

•	No dividends or dividend equivalents paid on performance-based stock awards prior to vesting.

•
Robust clawback policy. In the event of a material negative restatement caused by the intentional misconduct of an executive officer, we can claw back any payments made which were predicated on achieving certain financial results.

•	Independent compensation consultant. The Committee retains an independent compensation consultant to review the executive compensation programs and practices.

•
No payment on change in control without a “double trigger.” Payments under our employment agreements and our long term incentive plans generally require two events for vesting – both the change in control and a qualifying termination of employment.

•	No repricing or exchange of underwater stock options. Our stock incentive plan does not permit repricing or exchange of underwater stock options without shareholder approval.
Compensation Philosophy and Objectives
The Committee designed the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to attract and retain talented executives who can contribute to the Company’s long-term success and build value for our shareholders.
Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation and talent management. In contrast, annual bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as net income, deposit growth, loan growth, net interest margin, return on average assets, credit quality and return on tangible equity. In addition, annual bonuses and long-term incentive awards, including the performance metrics they are measured on, are well suited to aid in our goal of retaining executives, and motivating officers to increase shareholder value and achieve specific business goals. The other elements of compensation are set primarily based on leading market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.
The following additional compensation philosophies and objectives formed the basis of the Company’s compensation program in 2013:
Our compensation program must allow us to attract first-rate entrepreneurial talent that reflects our structure. As a result of our holding company structure, our compensation program takes into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals and oversee growth while managing risk, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.
A significant portion of total compensation should be performance-based. Our compensation program should encourage and reward excellent performance from the Company’s management team. Accordingly, our compensation program is designed to drive the achievement of key short-term and long-term business objectives and is aligned with the Company’s overall performance, its financial performance, the performance of its subsidiaries and a manager’s attainment of his or her individual management objectives. Moreover, the more senior an executive, the higher the proportion of his or her total target compensation that is performance-based.
A significant portion of total compensation should be in the form of long-term incentives. Long-term incentives are an important way of aligning management and shareholder interests because they link a manager’s compensation levels to the performance of the Company over a multi-year time horizon. Additionally, long-term incentives can help promote continuity of management by tying compensation to continued service, and can help reduce incentives to take excessive risks by ensuring that managers are incentivized to create lasting value for shareholders.
Long-term incentive compensation should be highly correlated with superior returns. The prescribed performance goals associated with all grants under the long-term incentive compensation program should be challenging and achievable only with superior organizational performance.
Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company. The successful operation of our Company requires an experienced and talented management team. To hire and retain such managers, our compensation program must be competitive with those of our peer firms in terms of total compensation and for each element of compensation.
 Compensation opportunities should be commensurate with an executive’s roles and responsibilities. Because of our strong linkage between pay and performance, greater levels of compensation should be offered to our executives who are most responsible for the performance of the Company. This principle is of particular relevance to us as our NEOs, other than our CEO, have some responsibilities that vary from what their job titles imply.
Our compensation program for NEOs should be fair, and perceived as such, both internally and externally. The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to a comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not viewed as competitive or fair.
Pay-for-Performance Review
Overview. Pay-for-performance is an important component of our longstanding compensation philosophy and is evident in the structure of our compensation program. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that:

•
Our senior executives should have a large portion of variable compensation in the form of short-term and long-term incentive awards with performance hurdles designed to require stretch individual and organizational performance; and

•	A large portion of the incentive awards of our senior executives should be focused on long-term awards to drive sustainable shareholder value and the Company’s performance over time.
Between 54% and 64% of the NEO’s target total direct compensation opportunity for 2013 was in the form of performance-based variable compensation, equity grants and discretionary annual bonus awards designed to motivate them to deliver strong business performance and create shareholder value. These compensation elements are dependent upon stock price appreciation and the Company’s achievement of pre-established financial and other business goals set and monitored by the Committee and the Company’s overall performance. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could be zero if the Company does not perform.

Peer Group Analysis. In selecting a peer group, the Committee seeks to maintain a compensation program that consistently recognizes, rewards and retains top talent. In assisting the Committee with the construction of the peer group, Deloitte took into consideration which companies compete for customers, executive talent or investors with the Company, the size of the companies in the peer group with a goal of the Company approximating the median of the peer group, and the structure of the Company as it competes in the marketplace. The peer group is comprised of 19 companies, including 13 similarly-sized national banks and a group of six Midwestern banks, which was the same peer group that was used for evaluating 2012 compensation decisions. The reference group of similarly-sized national banks included banks with assets between $11.6 billion and $37.6 billion as of December 31, 2013 as compared to $18.1 billion for the Company as of such date. The reference group of Midwestern banks included banks with total assets between $8.3 billion and $24.2 billion as of December 31, 2013. The Committee considered both the national banks reference group and the Midwestern banks reference group together as a single group.

Similarly-Sized National Banks Reference Group	Midwestern Banks Reference Group
BancorpSouth Inc.	Associated Banc-Corp.
Cullen/Frost Bankers, Inc.	First Midwest Bancorp Inc.
First Horizon National Corp	FirstMerit Corp.
First Citizens Bancshares	MB Financial Inc.
First Niagra Financial Corp.	Old National Bancorp
Fulton Financial Corp.	PrivateBancorp Inc.
International Bancshares Corp.
Susquehanna Bancshares Inc.
TCF Financial Corp.
UMB Financial Corp.
Umpqua Holdings Corp.
Valley National Bancorp
Webster Financial Corp
 When making compensation decisions, the Committee reviews the compensation paid to our CEO and other named executive officers relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements.

Deloitte provided the Committee with background information regarding the Company’s 2013 compensation structure as compared to Deloitte’s view of market practices and in light of the Company’s unique structure. Deloitte provided the Committee with analysis undertaken with respect to each of the NEO’s positions, including a comparison of actual total compensation, total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company’s peer group and market data where available. In addition, the Committee compared the NEO compensation data to named executive officer data from the peer group (regardless of position), including a comparison of actual total compensation, total direct compensation and total cash compensation. Because several of the Company’s NEOs play unique and multiple roles in our organization, the Committee believes that comparing aggregate NEO compensation to that of our peers provides an additional view with regard to the appropriateness of NEO compensation levels.
In 2013, the Committee sought to target aggregate total direct compensation to an amount within a competitive range of the median for similarly situated officers at the peer group companies. The Committee adopted a plan designed to provide actual compensation at levels approaching the 75th percentile and above in instances where the Company’s results and the individual’s performance exceed target levels, and compensation below the median when the executive’s performance or Company results fail to reach target levels.
Prior Compensation Decisions. As discussed above, the Committee compares the CEO’s target pay against that of our peer group and believes that both the amount and rate of change compare favorably on a one, three and five-year basis based on total shareholder return. A full view of the five year comparison, however, must also take into account the fact that during 2007 and 2008, the CEO recommended that he and the COO not be paid an annual bonus in light of then-ongoing economic events which significantly reduced their pay compared to peers. In addition, the one, three and five-year comparables must also account for the fact that the Company was not able to implement its planned long-term incentive program until 2011 due to TARP restrictions. The impact of these decisions, particularly the refusal of the annual bonus in 2007 and 2008, means that CEO pay was lower in those years, making the growth in CEO compensation over the five-year period appear larger than would have been the case had the CEO been paid commensurate with other senior officers at the Company.
Compensation Procedures
Role of Management. The Committee made all 2013 compensation decisions for our NEOs. Mr. Wehmer and Mr. Dykstra annually review the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Dykstra, whose performance is reviewed by Mr. Wehmer acting alone, and Mr. Wehmer whose performance is reviewed by the Committee, and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is married to the sister of Mr. Wehmer’s wife). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process. During 2013, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.
Compensation Consultants. The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. In 2013, as in prior years, the Committee relied upon Deloitte to advise it on executive compensation-related issues and to provide advice relating to establishing bonus opportunities and target incentives for 2013. In addition, Deloitte provides guidance on leading practices on compensation. Deloitte attends meetings of the Committee, including executive sessions, upon invitation. Deloitte does not provide any other services to the Company other than to the Nominating Committee of the Board with respect to compensation of non-employee Directors. The Committee has assessed the independence of Deloitte pursuant to the rules of the Securities and Exchange Commission (“SEC”) and concluded that Deloitte’s work for the Committee does not raise any conflicts of interest.

Elements of Compensation
This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee choose to include the items in the compensation program. The components of compensation for our 2013 NEOs’ compensation program are set forth in the following table:

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2013 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance.	Base salary increases were made for 4 of the 5 NEOs in 2013 ranging between 2.5% and 5.3%.
Annual Bonus	Variable compensation component payable in cash or stock based on performance against annually established company and individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Market practices and individual performance with actual payouts based on the extent to which performance goals are satisfied.	Annual bonuses were paid at between 96% and 113% of target.
Long Term Incentives	Variable compensation component payable in performance-based cash and performance-based restricted stock units and stock options.	Alignment of long term interests of management and shareholders. Retention of executive talent.
Market practices and individual performance, with performance-based cash and restricted stock unit payouts based on performance against CAGR in assets, ROAA and CAGR in tangible book value per share performance goals.
2011-2013 LTIP paid out at 65% of target.
Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.
In 2013, aggregate compensation for the NEOs shifted more toward pay-for-performance and at-risk compensation, which in turn meant that the relative percentages of our NEO compensation related to perquisites and other benefits declined.

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation
Edward J. Wehmer	34%	27%	37%	2%	100%
David A. Dykstra	42%	28%	28%	2%	100%
Richard B. Murphy	42%	28%	28%	2%	100%
David L. Stoehr	44%	27%	27%	2%	100%
Lisa J. Pattis	44%	27%	27%	2%	100%
Mid-Year Adjustment
In April, 2013, the Committee met with Deloitte to discuss the disconnect between the intended competitive positioning of Mr. Wehmer’s compensation and the actual compensation received by Mr. Wehmer in light of information that became available in the proxy disclosures for the Company’s peers for 2012. Deloitte provided information regarding the impact of various elements of compensation with particular attention to the Company’s lack of pension or other retirement benefits. The Committee continued this discussion through its July meetings, and in light of the information presented determined to implement a mid-year adjustment to Mr. Wehmer’s compensation. Effective July 1, 2013, the Committee increased Mr. Wehmer’s annual base salary from

$1,000,000 to $1,100,000 and increased his short-term incentive opportunity at target from 70% to 90% of base salary. To effectuate an increase in Mr. Wehmer’s long-term incentive opportunity, Mr. Wehmer received a one-time grant of 3,367 stock options to purchase shares of the Common Stock at $41.24 per share on July 25, 2013. The numbers in the table above reflect the post-adjustment percentages.
Salary
The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for NEOs for any given year are generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to the NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee considers also peer data, internal pay equity and merit history in evaluating recommendations.

In 2013, the Committee initially determined to maintain Mr. Wehmer’s and Mr. Dykstra’s base salaries at $1,000,000 and $750,000 respectively. The Committee increased Mr. Murphy’s salary from $475,000 to $500,000, Mr. Stoehr’s base salary from $400,000 to $410,000 and Ms. Pattis’ base salary from $425,000 to $437,000. As a result of the mid-year adjustment described above, the Committee increased Mr. Wehmer’s base salary from $1,000,000 to $1,100,000 effective July 1, 2013 for an effective base salary increase during 2013 of $50,000.
Annual Bonus
The Company’s performance-based annual bonuses are based on each NEO’s overall performance and the achievement of performance goals subject to the discretion and adjustment by the Committee. Annual bonuses are intended to provide officers with an opportunity to receive additional cash and equity compensation based on their individual performance and Company results, including based on the achievement of predetermined Company, subsidiary and individual performance goals. Performance-based bonuses are included in the compensation package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.
At the beginning of 2013, the Committee determined to retain the target annual bonus levels for Mr. Wehmer, Mr. Dykstra and Mr. Murphy at 70%, 65% and 65% of base salary, and 27%, 28% and 28% of total compensation, respectively. The Committee determined to increase the annual bonus opportunity for Mr. Stoehr and Ms. Pattis from 60% of their respective base salaries to 62.5% of their respective base salaries and 27% of their respective total compensation. As a result of the mid-year adjustment to Mr. Wehmer’s compensation described above, the Committee increased Mr. Wehmer’s target annual bonus level from 70% to 90% of base salary effective July 1, 2013 for an effective target annual bonus level of 80% of base salary for 2013. The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.
Once the annual bonus opportunity is established, the Committee converts the target bonus opportunity to a range of payout levels as a percentage of base salary at threshold, target and high levels. Below are the threshold, target and high bonus award opportunities for our NEOs in 2013, expressed as a percentage of base salary:

Named Executive Officer	Threshold (1)	Target	High (2)
Edward J. Wehmer	60%	80%	100%
David A. Dykstra	49%	65%	81%
Richard B. Murphy	49%	65%	81%
David L. Stoehr	47%	62.5%	78%
Lisa J. Pattis	47%	62.5%	78%

(1)	The threshold payout opportunity pays 75% of target at threshold performance.

(2)	The high payout opportunity pays 125% of target at maximum performance.

In determining the amount of target annual bonuses, the Committee considers several factors, including:

•	market practices;

•	the target annual bonuses set and actual annual bonuses paid in recent years;

•	the desire to provide, as described above, a substantial portion of total compensation as performance-based; and

•	the relative importance and degree of difficulty, in any given year, of the long and short-term performance goals of the Company.
The Committee has complete discretion in determining the amount of any annual bonus awarded to an NEO. However, to aid it in exercising that discretion, the Committee allocates the potential annual bonus award for our NEOs between Company-level and personal objectives, as well as retaining a discretionary factor. Company-level objectives focus on targeted consolidated net income and personal objectives are tailored for each NEO. These performance objectives for annual bonuses are developed through an iterative process. Based on a review of business plans, management develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes guideposts and ranges. These guideposts assist the Committee in determining actual bonus awards and create incentives for NEO performance. The Committee strives to provide that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious, within defined risk parameters, so as to provide a meaningful incentive and that annual bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.
The final determination of an NEO’s actual bonus payment is based on the Committee’s evaluation of Company and individual performance metrics, including consolidated net income, personal objectives, and discretionary factors. As in years past, the final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity or less than the low bonus opportunity, regardless of actual performance.
For 2013, including the impact of Mr. Wehmer’s mid-year adjustment, target annual bonuses were allocated across the Company-level objective, personal objectives and the discretionary component as follows, expressed as a percentage of each NEO’s base salary:

Named Executive Officer	Company Level Objective	Personal Objectives	Discretionary Component	Total Eligible Annual Bonus at Target as a Percentage of Base Salary
Edward J. Wehmer	56.00%	20.00%	4.00%	80.00%
David A. Dykstra	45.50%	16.25%	3.25%	65.00%
Richard B. Murphy	45.50%	16.25%	3.25%	65.00%
David L. Stoehr	43.75%	15.63%	3.12%	62.50%
Lisa J. Pattis	43.75%	15.63%	3.12%	62.50%
The Company-level objective for 2013 was to achieve consolidated net income of $135.7 million for 2013. Our NEOs were provided with the following framework for the guidelines the Committee would utilize in determining the high, target, low, or threshold portion of the annual bonus award opportunity allocated to the Company-level objective:

wintrust 2013 Consolidated Net Income	Performance-Weighting of Company-Level Annual Bonus Award
Greater than $156.1 million	High
$135.7 million to $156.1 million	Target
$111.3 million to $135.7 million	Threshold
$95.0 million to $111.3 million	Low
The Company’s consolidated net income for the year ended December 31, 2013 was $137.2 million. Accordingly, each of our NEOs was within the target range of the Company-level objective.

In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the:

•	Company’s achievement of 101% of the consolidated net income objective despite a difficult banking environment;

•	growth in the Company’s total assets, net interest margin and tangible common book value per share;

•	successful completion and integration of acquisitions; and

•	Company’s comparatively low levels of charge-offs despite the failure of overall level of charge-offs in the real estate and commercial banking markets to normalize.
In weighing these achievements, the Committee focused on the fact that the Company achieved 101% of targeted consolidated net income and determined to pay out the portion of annual bonuses associated with the Company-level results at 100% of the target level due to the achievement of the consolidated net income objective.
Each of our NEOs was eligible to earn a portion of his or her target annual bonus award based on satisfaction of certain personal objectives. Mr. Wehmer’s and Mr. Dykstra’s personal objectives included: increasing core earnings through planned, profitable growth; continuing to identify and acquire strategic dislocated assets, asset generation platforms and bank acquisitions to compliment the Company’s strategy; and the formalization and expansion of training programs. Mr. Murphy’s personal objectives included: working with acquired banks to establish strong credit cultures; improving asset quality and operating performance; and enhancing the loan approval process. Mr. Stoehr’s personal objectives included: enhancing budgeting forecasting systems; further improvement of reporting systems; and maximizing use of capital. Ms. Pattis’ personal objectives included: further development of legal processes; reducing legal risk; and improving efficiency of acquiring banks and capital transactions.
For the portion of the annual bonus based on personal objectives, the Committee determined that Mr. Wehmer and Mr. Dykstra were each eligible to receive 100% of their respective personal objective opportunities, and Mr. Murphy, Mr. Stoehr and Ms. Pattis were eligible to receive 84%, 94% and 96% of their respective personal objective opportunities, respectively. For the approximately 3% target annual bonus award allocated to discretionary factors, the Committee determined that each of the NEOs were eligible to receive 100% of their discretionary opportunities.
Once the Committee analyzed each component of the annual bonus award opportunity, the Committee considered the overall level of the award in light of:

•	the Committee’s overall compensation objectives;

•	the Committee’s framework for portions of overall compensation;

•	the Company’s performance relative to peers; and

•	the recommendations of Mr. Wehmer (other than for Mr. Wehmer and Mr. Murphy).
Based on this analysis, the Committee exercised its final discretion, made adjustments as the Committee deemed appropriate, and made a final determination of the annual bonus award for each NEO. The Committee determined to pay Mr. Wehmer and Mr. Dykstra above the target level in recognition of their exceptionally strong leadership and guidance throughout the banking crisis which allowed the Company to exceed the 2013 budget and achieve record earnings. The Committee determined to pay Ms. Pattis above target level in recognition of the fact that while she was part of senior management throughout nearly all of the 2011-2013 LTIP cycle, the timing of the commencement of her employment meant she did not receive a 2011-2013 LTIP award. The following table sets forth the total eligible annual bonus amounts at target and annual bonuses actually paid to each of our NEOs.

Named Executive Officer	Total Eligible Annual Bonus at Target	Total Annual Bonus Paid	% Target Bonus
Edward J. Wehmer	$845,000	$860,000	102%
David A. Dykstra	$487,500	$492,000	101%
Richard B. Murphy	$325,000	$311,300	96%
David L. Stoehr	$256,250	$248,900	97%
Lisa J. Pattis	$273,125	$309,500	113%

Our annual bonus may be paid in cash and/or equity at the discretion of the Committee. With regard to 2013 performance, annual bonuses were awarded by the Committee in January 2014 and were paid in cash.

Long-Term Incentive Compensation

As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. As discussed earlier in this Compensation Discussion & Analysis, including the mid-year adjustment for Mr. Wehmer, the Committee targeted long-term incentive compensation for 2013 at 37% of total compensation for Mr. Wehmer, 28% of total compensation for Mr. Dykstra and Mr. Murphy and 27% of total compensation for Mr. Stoehr and Ms. Pattis.
With assistance of Deloitte, the Committee designed the LTIP framework to:

•	provide a competitive compensation opportunity;

•	align the interests of management with the interests of shareholders;

•	foster retention;

•	allow the Company to compete effectively for talent;

•	incorporate leading practices;

•	be simple to understand;

•	provide transparency;

•	support the Company’s long-term strategy and growth objectives;

•	align management’s long-term compensation with achievement of business goals;

•	link pay and performance;

•	create a long-term focus based on sustainable results;

•	create stock ownership; and

•	provide cost-effective incentives.
The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. Performance-based awards under the LTIP are contingent upon the achievement of pre-established long-term goals set in advance by the Committee over a multi-year period, with overlapping performance cycles at the beginning of each calendar year. Performance-based awards are earned only at the end of the performance period based on the Company’s performance against pre-established goals certified by the Committee, subject to negative discretion adjustments.
2013 LTIP Grant. In 2013, the Committee initiated a third performance cycle under the LTIP, for the period from January 1, 2013 through December 31, 2015. Consistent with the 2011 and 2012 LTIP awards, the Committee again determined to use a mix of awards comprised of 50% performance-based cash awards, 25% performance-based restricted stock unit awards and 25% time-vested stock options. The Committee also again determined to include compound annual growth rate (“CAGR”) in assets, return on average assets (“ROAA”) and CAGR in tangible common book value (“TBV”) per share as performance measures, and to weight them equally. These performance measures were deemed by the Committee to be challenging given the economic environment when the measures were set. The 2013 LTIP awards for each of the NEOs is set forth on the tables below.
 Stock Option Awards. The number of shares of the Common Stock subject to options granted to the Company’s named executive officers under the 2013 LTIP is set forth below. The exercise price for each stock option award was $37.85 per share and the options vest in one-third annual installments beginning on January 24, 2014.

Named Executive Officer	Number of shares subject to stock option awards
Edward J. Wehmer	15,627
David A. Dykstra	6,926
Richard B. Murphy	4,386
David L. Stoehr	3,409
Lisa J. Pattis	3,623
In addition, as described above, as part of the mid-year adjustment to Mr. Wehmer’s compensation, he was awarded a one-time grant of 3,367 stock options to purchase shares of the Common Stock at $41.24 per share on July 25, 2013 vesting in one-third annual installments beginning on July 25, 2014.
Performance-Based Restricted Stock Unit Awards and Performance-Based Cash Awards. The performance-based restricted stock unit awards and performance-based cash awards will each be measured at the end of a performance period ending December 31, 2015. The number of shares issuable under the performance-based restricted stock unit awards and the amount of cash payable pursuant to the performance-based cash awards will be determined by the Committee based on Company’s performance compared to pre-established performance goals relating to growth in net assets, return on average assets and growth in tangible book value per share. The threshold, target and maximum award opportunities for each named executive officer for the performance-based restricted stock unit and cash awards is set forth in the following two tables:
Performance-Based Restricted Stock Unit Awards

Named Executive Officer	Number of shares —Maximum Performance	Number of shares — Target Performance	Number of shares — Threshold Performance
Edward J. Wehmer	14,532	7,266	3,633
David A. Dykstra	6,440	3,220	1,610
Richard B. Murphy	4,080	2,040	1,020
David L. Stoehr	3,170	1,585	793
Lisa J. Pattis	3,370	1,685	843
Performance-Based Cash Awards

Named Executive Officer	Amount payable under performance-based cash awards— Maximum Performance	Amount payable under performance-based cash awards— Target Performance	Amount payable under performance-based cash awards— Threshold Performance
Edward J. Wehmer	$1,100,000	$550,000	$275,000
David A. Dykstra	$487,500	$243,750	$121,875
Richard B. Murphy	$308,750	$154,375	$77,188
David L. Stoehr	$240,000	$120,000	$60,000
Lisa J. Pattis	$255,000	$127,500	$63,750

In January 2014, the Committee initiated a fourth performance cycle under the LTIP, for the period from January 1, 2014 through December 31, 2016, which is similar to prior performance awards.
2011-2013 LTIP Results and Payment. In August, 2011, the Company implemented the first performance period under its long-term incentive program and granted its inaugural awards that were based on performance for the period from August 3, 2011 until December 31, 2013. The 2011-2013 LTIP performance cycle used a mix of awards comprised of 50% performance based cash awards, 25% performance-based restricted stock unit awards and 25% time-vested options. The Compensation Committee determined for this first performance cycle to include asset growth, return on average assets and growth in tangible book value per share as performance measures, weighted equally. The following chart outlines the performance award matrix adopted in conjunction with the 2011-2013 LTIP cycle:

	Asset Growth		Return on Average Assets		Tangible Book Value Per Share
	CAGR in Assets	Payout % of Target Award	ROAA	Payout % of Target Award	CAGR TBV per Share	Payout % of Target Award
Maximum	15.0%	66.7%	1.13%	66.7%	16.5%	66.7%
Target	10.0%	33.3%	0.90%	33.3%	11.0%	33.3%
Threshold	7.5%	16.7%	0.68%	16.7%	8.3%	16.7%
< Threshold	<7.5%	0%	<0.68%	0%	<8.3%	0%
At the end of the performance period, the Committee determined that the following levels of performance for each measure had been attained:

•	CAGR in assets: 8.99%

•	ROAA: 0.72%

•	CAGR in TBV per share: 8.68%
Based on the achievement levels with respect to the 2011-2013 performance measures, the Committee certified a payout equal to 65% of target. As permitted under the terms of the LTIP, the Committee approved certain adjustments to the performance measures that were viewed by the Committee as appropriate in order to fairly compensate participants for their performance and the results achieved during the performance cycle. These adjustments impacted all participants in the 2011-2013 LTIP (over 200 employees, including each of the participating NEOs). In particular, the Committee adjusted the asset values used to determine the CAGR in assets in recognition of the significant asset growth that occurred in the first seven months of 2011 but which impacted performance levels as the asset value used to determine achievement of performance was based on a December 31, 2010 asset value rather than the asset value on August 2, 2011, the beginning of the performance cycle. In addition, in determining the payouts, the Committee assigned a greater weight to the return on average asset performance in 2012 and 2013 as compared to 2011 to reward participants for continually improving this performance metric over the course of the performance cycle. Finally, with regard to the tangible book value growth per share, the Committee approved adjustments for the conversion of the Company’s Series A Preferred Stock and the possible conversion of the Company’s Series C Preferred Stock (which is currently convertible at any time at the election of the holders) as well as the exclusion of the change in accumulated other comprehensive income. Each of these adjustments were approved in order to compensate participants based on metrics that they were able to directly impact through their performance and to avoid punishing participants for the impact of events occurring outside of the performance cycle or otherwise outside of their control. Had the Committee not made these adjustments, the 2011-2013 LTIP cycle would have paid at a performance value of 17% of target. In addition, the Committee exercised its discretion, as permitted under the terms of the LTIP, and determined that in lieu of a payout of the performance-based components of the LTIP at 66.67% cash and 33.33% stock, it would make payments of 89.2% cash and 10.8 % stock.
The performance-based elements of the 2011-2013 LTIP were paid on February 19, 2014 as set forth in the following table:

	Cash Payment	Value of Restricted Stock Unit Settlement (1)	Total Value Delivered (2)
Edward J. Wehmer	$395,191	$47,891	$443,082
David A. Dykstra	$240,817	$29,194	$270,011
Richard B. Murphy	$144,500	$17,479	$161,979
David L. Stoehr	$96,318	$11,668	$107,986

(1)	Actual shares received were as follows: Mr. Wehmer 1,022, Mr. Dykstra 623, Mr. Murphy 373, and Mr. Stoehr 249.

(2)	These values are exclusive of the values of the options also granted as part of the 2011-2013 LTIP awards which were previously disclosed and not subject to the performance conditions noted above.
Cash Incentive and Retention Plan. Prior to the adoption of our LTIP, the Company previously granted cash awards under the Company’s CIRP as an element of the Company’s long-term incentive compensation program. The CIRP allows the Company to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment.
Currently, the only outstanding CIRP award to an NEO is to Ms. Pattis. That award is described in detail in page 44 of this proxy under “Payment Obligations under the Cash Incentive and Retirement Plan.”
Perquisites and Other Benefits
Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2013, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability. Our NEOs were also eligible for a 401(k) employer match on the same terms as all other employees of the Company.
The Committee reviews the perquisites provided to its NEOs on a regular basis, to evaluate whether that they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2013 are included in column (i) of the “2013 Summary Compensation Table” below.
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2013, is found under the heading “Potential Payments upon Termination or Change in Control” on page 42 of this Proxy Statement.
The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Compensation Policies
Clawback Policy. Our Clawback policy provides that the Company may recover any payment made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002, which provides that if the Company is required to restate its financials as a result of misconduct, requires Mr. Wehmer and Mr. Stoehr to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation as it deems appropriate.
Policy Regarding Excessive or Luxury Expenditures. Our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.
Tax Gross-Up Provisions. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.
Prohibition on Hedging and Short Selling. The Company’s executive officers and Directors are prohibited from engaging in selling short the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock. In April 2013, the Company adopted a policy prohibiting Directors and executive officers from pledging any of the Company’s securities. The policy provides that pledges in existence as of January 1, 2013 may stay in effect so long as they are extinguished by January 1, 2015.
Stock Ownership Policy. We strongly encourage our NEOs to acquire and own our common shares. In order to strengthen the alignment of interests between our executive officers and shareholders and further promote our commitment to sound corporate governance, in January 2011, we adopted significant stock ownership guidelines for our executive officers.
Under the stock ownership guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of the Common Stock to meet the applicable ownership level within five years of the later of January 27, 2011 or their election or appointment (the “Measurement Date”). For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercise, and deferred shares, non-vested shares of restricted stock and restricted stock units granted under the 2007 Plan. The ownership guidelines are indicated in the following table.

Title	Guideline
Chief Executive Officer	6 times base salary
Chief Operating Officer, Chief Credit Officer and General Counsel	3 times base salary
Other Named Executive Officers	1 times base salary
In 2014, the Committee amended the stock ownership guidelines to state that any officer compensated at the “2” level in the Company’s LTIP and Annual Bonus programs would be subject to the three times base salary guideline. As a result, Ms. Pattis will be required to meet the three times base salary guideline. She will have until August 2016 to meet the one times base salary guideline and until January 2019 to meet the three times base salary guideline.
The Committee will review an executive’s progress toward achieving the applicable guideline approximately two and one-half years before the executive’s Measurement Date. An executive’s progress toward the applicable ownership requirement is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action. Our Chief Executive Officer currently owns in excess of the amount required under our stock ownership guidelines and each of our remaining NEOs either meets or is currently making progress as expected toward compliance with the applicable guideline.
Shareholder Support. During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program are in line with the interests of the Company’s shareholders. In that respect, the Committee considered the approval by approximately 92% of the votes cast for the Company’s “say on pay” proposal at the Company’s prior annual meeting of shareholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to such vote.

2013 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2013, 2012 and 2011. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Edward J. Wehmer President & Chief Executive Officer	2013	1,050,000	860,000	275,000	330,000	395,191	(6)	—	34,474	2,944,665
	2012	1,000,000	750,000	332,037	200,000	43,043		—	39,592	2,364,672
	2011	1,000,000	468,000	838,314	200,000	43,323		—	30,929	2,580,566

David A. Dykstra Senior Executive Vice President & Chief Operating Officer	2013	750,000	492,000	121,875	121,875	240,817	(6)	—	28,633	1,755,200
	2012	750,000	485,000	209,889	121,875	—		—	26,648	1,593,412
	2011	750,000	312,000	553,095	121,875	—		—	27,273	1,764,243

Richard B. Murphy Executive Vice President & Chief Credit Officer	2013	497,917	311,300	77,188	77,188	144,500	(6)	—	15,595	1,123,688
	2012	472,917	300,000	130,009	77,188	—		—	14,894	995,008
	2011	450,000	187,200	323,113	73,125	—		—	13,780	1,047,218

David L. Stoehr Executive Vice President & Chief Financial Officer	2013	409,167	248,900	60,000	60,000	96,318	(6)	—	16,305	890,690
	2012	399,167	225,000	86,309	50,000	—		—	14,471	774,947
	2011	388,333	128,700	98,721	48,750	—		—	9,552	674,056

Lisa J. Pattis (5) Executive Vice President, General Counsel & Secretary	2013	436,000	309,500	63,750	63,750	—	(6)	—	16,360	889,360
	2012	425,000	250,000	68,522	53,125	—		—	16,360	813,007
	2011	144,936	179,600	232,463	142,431	—		—	4,090	703,520

(1)	The amounts shown in these columns for 2013 include cash annual bonus awards made in 2014 with respect to 2013 performance.

(2)
The amounts shown in this column for 2013 represents performance-based stock awards granted under the Company’s LTIP. All awards were granted under the 2007 Plan. The performance-based stock awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and are reported based on the probable achievement of the performance-based vesting conditions. The grant date fair value of the awards represents the average of the high and low sale prices of the Common Stock on the date of grant, as reported by NASDAQ multiplied by the performance shares at target level.

Named Executive Officer	Year	RSUs ($)	LTIP Performance Stock Awards ($)	Salary Share Stock ($)	Total Stock Awards ($)
Edward J. Wehmer	2013	—	275,000	—	275,000
	2012	132,037	200,000	—	332,037
	2011	629,981	200,000	8,333	838,314
David A. Dykstra	2013	—	121,875	—	121,875
	2012	88,014	121,875	—	209,889
	2011	424,970	121,875	6,250	553,095
Richard B. Murphy	2013	—	77,188	—	77,188
	2012	52,821	77,188	—	130,009
	2011	249,988	73,125	—	323,113
David L. Stoehr	2013	—	60,000	—	60,000
	2012	36,309	50,000	—	86,309
	2011	49,971	48,750	—	98,721
Lisa J. Pattis	2013	—	63,750	—	63,750
	2012	15,397	53,125	—	68,522
	2011	232,463	—	—	232,463

(3)
The amounts shown in this column constitute options granted under the 2007 Plan. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 19 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
Amounts in this column include the value of the following perquisites paid to the NEOs in 2013. Perquisites are valued at actual amounts paid for such perquisites other than corporate automobile usage for Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Mr. Stoehr, which is based on incremental costs associated with automobiles owned by the Company.

Named Executive Officer	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use ($)	Life Insurance Premiums ($)	Supplemental Long-Term Disability ($)	401(k) Plan Matching Contribution ($)	Total ($)
Edward J. Wehmer	11,746	8,866	8,804	1,058	4,000	34,474
David A. Dykstra	19,653	—	4,980	—	4,000	28,633
Richard B. Murphy	4,125	2,737	4,733	—	4,000	15,595
David L. Stoehr	8,245	—	4,060	—	4,000	16,305
Lisa J. Pattis	12,000	—	360	—	4,000	16,360

(5)	Ms. Pattis commenced employment with the Company on August 30, 2011.

(6)	These amounts represent the cash portion of the 2011-2013 LTIP payment made in 2014. Due to her August 2011 hire date, Ms. Pattis was not a participant in the 2011-2013 LTIP.

2013 Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (3) (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (4) (m)
		Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Edward J. Wehmer	1/24/13	—	—	—	—	—	—	—	15,627	37.85	275,000
	1/24/13	275,000	550,000	1,100,000	—	—	—	—	—	—	—
	1/24/13	—	—	—	3,633	7,266	14,532	—	—	—	275,000
	7/25/13	—	—	—	—	—	—	—	3,367	41.24	55,000
David A. Dykstra	1/24/13	—	—	—	—	—	—	—	6,926	37.85	121,875
	1/24/13	121,875	243,750	487,500	—	—	—	—	—	—	—
	1/24/13	—	—	—	1,610	3,220	6,440	—	—	—	121,875
Richard B. Murphy	1/24/13	—	—	—	—	—	—	—	4,386	37.85	77,188
	1/24/13	77,188	154,375	308,750	—	—	—	—	—	—	—
	1/24/13	—	—	—	1,020	2,040	4,080	—	—	—	77,188
David L. Stoehr	1/24/13	—	—	—	—	—	—	—	3,409	37.85	60,000
	1/24/13	60,000	120,000	240,000	—	—	—	—	—	—	—
	1/24/13	—	—	—	793	1,585	3,170	—	—	—	60,000
Lisa J. Pattis	1/24/13	—	—	—	—	—	—	—	3,623	37.85	63,750
	1/24/13	63,750	127,500	255,000	—	—	—	—	—	—	—
	1/24/13	—	—	—	843	1,685	3,370	—	—	—	63,750

(1)
The amounts in this column represent performance-based cash awards granted to the NEOs pursuant to the 2013 LTIP and granted under the 2007 Plan that will be earned at the end of the performance period ending December 31, 2015 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible common book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(2)
The amounts in this column represent performance-based restricted stock unit awards granted to the NEOs pursuant to the 2013 LTIP and granted under the 2007 Plan that will be earned at the end of the performance period ending December 31, 2015 based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(3)
The amounts in this column represent option awards granted to the NEOs pursuant to the 2013 LTIP and granted under the 2007 Plan. One-third of the 2013 LTIP stock option awards granted to each NEO will vest ratably over three years.

(4)
The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance-based restricted stock unit awards, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the 2013 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
All equity awards made to our NEOs are made pursuant to our 2007 Plan. All options under the 2007 Plan were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on NASDAQ on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. For days on which NASDAQ is closed, we set exercise prices based on the prior day’s stock price, and we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date.
Each of our NEOs is subject to an employment agreement with the Company. The initial terms under the employment agreements of Messrs. Wehmer, Dykstra and Murphy expired in 2011, and the initial term of Mr. Stoehr’s employment agreement expired in 2009. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs.

Wehmer, Dykstra and Murphy, and one-year terms in the case of Mr. Stoehr, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. The initial term under the employment agreement of Ms. Pattis continues until 2014, after which the agreement shall automatically renew for successive one-year terms, unless either Ms. Pattis or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. However, if a change in control occurs, the then-current term of each NEO’s employment agreement automatically extends for the greater of (i) the amount of time remaining on such NEO’s initial term or (ii) two years from the date of the change in control. If the term is extended due to a change in control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Mr. Stoehr and Ms. Pattis, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

2013 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each NEO with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2013 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2013.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#) (2) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Edward J. Wehmer	9,000	—	—	33.06	01/24/15	6,265		288,942	6,457	(5)	297,797
	12,555	—	—	33.28	08/03/18	1,022	(4)	47,135	7,266	(6)	335,108
	4,475	8,949	—	30.98	01/26/19	—		—	—		—
	—	15,627	—	37.85	01/24/20	—		—	—		—
	—	3,367	—	41.24	07/25/20	—		—	—		—
David A. Dykstra	60,000	—	—	54.92	01/25/15	4,226		194,903	3,935	(5)	181,482
	8,000	—	—	33.06	01/24/15	623	(4)	28,733	3,220	(6)	148,506
	7,651	—	—	33.28	08/03/18	—		—	—		—
	2,727	5,453	—	30.98	01/26/19	—		—	—		—
	—	6,926	—	37.85	01/24/20	—		—	—		—
Richard B. Murphy	6,500	—	—	33.06	01/24/15	2,485	(4)	114,608	2,492	(5)	114,931
	4,590	—	—	33.28	08/03/18	373	(4)	17,203	2,040	(6)	94,085
	1,727	3,454	—	30.98	01/26/19	—		—	—		—
	—	4,386	—	37.85	01/24/20	—		—	—		—
David L. Stoehr	3,060	—	—	33.28	08/03/18	497		22,922	1,614	(5)	74,438
	1,119	2,237	—	30.98	01/26/19	249	(4)	11,484	1,585	(6)	73,100
	—	3,409	—	37.85	01/24/20	—		—	—		—
Lisa J. Pattis	4,000	6,000	—	31.00	08/30/18	2,500		115,300	1,715	(5)	79,096
	1,189	2,377	—	30.98	01/26/19	—		—	1,685	(6)	77,712
	—	3,623	—	37.85	01/24/20	—		—	—		—

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding options:

Name	Award Type	1/24/14	1/26/14	7/25/14	8/30/14	1/24/15	1/26/15	7/25/15	8/30/15	1/24/16	7/25/16	8/30/16
Edward J. Wehmer	Stock Options	5,209	4,475	1,123	—	5,209	4,474	1,123	—	5,209	1,121	—
David A. Dykstra	Stock Options	2,309	2,727	—	—	2,309	2,726	—	—	2,308	—	—
Richard B. Murphy	Stock Options	1,462	1,727	—	—	1,462	1,727	—	—	1,462	—	—
David L. Stoehr	Stock Options	1,137	1,119	—	—	1,137	1,118	—	—	1,135	—	—
Lisa J. Pattis	Stock Options	1,208	1,189	—	2,000	1,208	1,188	—	2,000	1,207	—	2,000

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding of restricted stock unit awards:

Name	Award Type	1/27/14	2/19/14	8/30/14
Edward J. Wehmer	Restricted Stock Units	6,265	1,022	—
David A. Dykstra	Restricted Stock Units	4,226	623	—
Richard B. Murphy	Restricted Stock Units	2,485	373	—
David L. Stoehr	Restricted Stock Units	497	249	—
Lisa J. Pattis	Restricted Stock Units	—	—	2,500

(3) The amounts in this column represent performance based restricted stock unit awards that will be earned at the end of the respective performance periods based on the Company’s achievement of performance objectives at target level relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible common book value per share, with each goal weighted equally. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.
(4) Vested on February 19, 2014, based on performance during the period from August 3, 2008 through December 31, 2013.
(5) Vests based on performance during the period from January 1, 2012 through December 31, 2014.
(6) Vests based on performance during the period from January 1, 2013 through December 31, 2015.

2013 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to exercises of stock options and the vesting of stock awards during 2013, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (2)(#) (d)	Value Realized on Vesting (3)($) (e)
Edward J. Wehmer	50,000	57,750	10,528	396,116
David A. Dykstra	15,000	25,875	7,068	265,934
Richard B. Murphy	42,000	32,806	4,192	157,724
David L. Stoehr	1,000	500	1,669	62,796
Lisa J. Pattis	—	—	2,997	117,750

(1)
The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the market price determined by calculating the average of the high and low market price of the Common Stock on the date of exercise, multiplied by the number of shares of the Common Stock covered by the stock options exercised.

(2)	Represents the vesting of restricted stock units under the Company’s 2007 Plan.

(3)
The value realized on the vesting of restricted stock units represents the average of the high and low market price of the Common Stock on the date of vesting multiplied by the number of restricted stock units that vested.

2013 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward J. Wehmer	—	—	471,000	—	2,306,000	(1)
David A. Dykstra	—	—	329,700	—	1,614,200	(1)
Richard B. Murphy	—	—	—	—	—
David L. Stoehr	—	—	—	—	—
Lisa J. Pattis	—	—	—	—	—

(1)
These amounts represent restricted stock unit awards which have vested but are not issuable until the earlier to occur of (i) the executive’s termination of employment and (ii) the time at which the executive is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code. The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the restricted stock unit awards from December 31, 2012 to December 30, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As noted under “Compensation Discussion & Analysis — Post-Termination Compensation” on page 32 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether in connection with a change in control or otherwise. The benefits to be provided to the NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2013.
Payments Made upon Termination
The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•
We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•
The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his or her adjusted total compensation for the prior 12 months or (y) 75% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and confidentiality provisions that would apply for three years following the termination of employment.
Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave; and

•	reimbursements.
 Payment Obligations Upon Death or Permanent Disability
In the event of death or permanent disability of an NEO, in addition to the items above:

•
Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii), in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he will immediately vest in all outstanding awards under the Company’s incentive plans.
Additionally, in the event of termination due to permanent disability:

•
Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•
Mr. Stoehr will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause
In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:

•
the payment to Messrs. Wehmer, Dykstra, Murphy and Stoehr described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period;

•
Ms. Pattis will be entitled to a payment equal to three times the sum of her base salary in effect at the time of the termination of her employment and the annual incentive compensation award (not including any equity-based award or cash award with a vesting period of greater than one year) paid to Ms. Pattis during the 12-month period prior to the termination of her employment, with such payments to be made ratably over 36 months, with any such payment benefit reduced by the amount of any income earned by Ms. Pattis during such 36-month period; provided, however, that such amount paid to Ms. Pattis shall not be less than $8,333.34 per month;

•	outstanding option awards under the Company’s incentive plans will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•
unvested RSU awards will immediately be forfeited, with the exception of the January 2011 and 2012 awards to Messrs. Wehmer, Dykstra, Murphy and Stoehr and Ms. Pattis’ August 2011 award, each of which fully vest;

•
Messrs. Wehmer, Dykstra and Murphy and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (b) the date he becomes eligible for Medicare benefits; and

•
Mr. Stoehr, Ms. Pattis and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he or she becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he or she becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control
In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:

•	Pursuant to our incentive plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding awards;

•
Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change in control payments and such offset payment, within 30 days of the determination that such excise tax is due; and

•
In the case of Mr. Stoehr and Ms. Pattis, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Internal Revenue Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.
For purposes of a change in control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described above) if the resulting employer were to (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his or her adjusted total compensation for the prior 12 months or (y) 100% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change in control, deliver notice to such NEO that he or she will continue to be employed but his or her employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
“Change in control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change in control as any of the following events:

•
if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•
the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
Payment Obligations Under the Cash Incentive and Retention Plan
In 2011, the Company made an award under the CIRP to Ms. Pattis with respect to the 2011-2015 performance cycle. Under the terms of her award, Ms. Pattis is entitled to certain payments upon various termination scenarios and a change in control of the Company.
Under the terms of Ms. Pattis’ CIRP award agreement, she is entitled to a prorated CIRP award in the event of termination of her employment during the performance cycle as a result of disability, death, termination not for cause or resignation. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by her vested percentage in the award. In the event of Ms. Pattis’ termination due to retirement, she is entitled to a prorated award as well as an additional amount equal to the amount of the CIRP award that she would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by her vested percentage in the award. Ms. Pattis is not entitled to any award under the CIRP in the event of her termination for cause. The CIRP award for Ms. Pattis annually vests in 20% increments.
In the event of a change in control of the Company, Ms. Pattis is entitled to an award equal to an amount determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which the change in control occurs.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a Change in Control and retirement. The amounts shown assume that termination was effective as of December 31, 2013, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 31, 2013 of $46.12, as reported on NASDAQ. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination or Termination Without Cause ($)	Change in Control ($)	Retirement ($)
Edward J. Wehmer (1)	Cash Severance Benefit (2)	5,835,000	5,835,000	5,835,000	5,835,000	—
	Value of Unvested and Accelerated Equity (3)	927,543	927,543	646,310	1,250,213	646,310
	Value of Long-Term Cash Incentive Award (4)	845,191	845,191	845,191	1,345,191	845,191
	Benefit Continuation (5)	—	71,748	71,748	71,748	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	2,689,710	—
	TOTAL	4,097,734	6,959,482	7,398,249	11,191,862	1,491,501
David A. Dykstra (1)	Cash Severance Benefit (2)	3,712,500	3,712,500	3,712,500	3,712,500	—
	Value of Unvested and Accelerated Equity (3)	533,997	533,997	—	693,496	—
	Value of Long-Term Cash Incentive Award (4)	484,567	484,567	—	728,317	—
	Benefit Continuation (5)	—	162,011	162,011	162,011	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	2,003,558	—
	TOTAL	2,031,064	4,173,075	3,874,511	7,299,882	—
Richard B. Murphy (1)	Cash Severance Benefit (2)	2,475,000	2,475,000	2,475,000	2,475,000	—
	Value of Unvested and Accelerated Equity (3)	328,381	328,381	239,793	429,415	239,793
	Value of Long-Term Cash Incentive Award (4)	298,875	298,875	298,875	453,250	298,875
	Benefit Continuation (5)	—	142,338	142,338	142,338	—
	Less Life Insurance Proceeds (6)	(2,400,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	1,205,310	—
	TOTAL	702,256	2,524,594	3,156,006	4,705,313	538,668
David L. Stoehr (1)	Cash Severance Benefit (2)	1,998,750	1,998,750	1,998,750	1,998,750	—
	Value of Unvested and Accelerated Equity (3)	170,475	170,475	—	244,021	—
	Value of Long-Term Cash Incentive Award (4)	202,985	202,985	—	316,318	—
	Benefit Continuation (5)	—	41,660	20,830	20,830	—
	Less Life Insurance Proceeds (6)	(1,905,000)	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—
	TOTAL	467,210	1,693,870	2,019,580	2,579,919	—
Lisa J. Pattis (1)	Cash Severance Benefit (2)	—	—	2,061,000	2,061,000	—
	Value of Unvested and Accelerated Equity (3)	350,653	350,653	—	428,826	—
	Value of Long-Term Cash Incentive Award (4)	113,333	113,333	—	233,750	—
	Benefit Continuation (5)	—	—	20,830	20,830	—
	Less Life Insurance Proceeds (6)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—
	TOTAL	463,986	463,986	2,081,830	2,744,406	—

(1)
In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2013.

(2)
Upon termination due to death or disability, termination without cause, constructive termination, or qualifying termination following a change in control, with respect to each NEO other than Ms. Pattis, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs. Under a constructive termination, termination without cause or a qualifying termination following a change in control, Ms. Pattis is entitled to a severance payments of three times (3x) base salary and an amount equal to the annual incentive compensation paid to her during the 12-month period prior to the termination.

(3)
In the event of death, permanent disability, or a qualifying termination following a change in control, all outstanding stock options and time-vesting restricted stock awards immediately vest. In the event of death, permanent disability or retirement, the August 2011, January 2012 and January 2013 performance-based restricted stock unit awards will vest on a pro-rata basis based on performance over the full performance period. For this analysis, performance has been assumed at target for the 2012 and 2013 awards. For the 2011 performance-based restricted stock unit awards, the amount represents the actual payout, since the performance period was completed on December 31, 2013 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the January 2012 and January 2013 2013 performance-based restricted stock unit awards will vest in full at target performance. The August 2011 2013 performance-based restricted stock unit award is shown at actual performance as the performance period ended on December 31, 2013.

(4)
In the event of death, permanent disability or retirement, the August 2011, January 2012 and January 2013 performance-based cash awards will be payable in a pro-rata portion based on actual performance over the full performance period. For this analysis, performance has been assumed at target for the 2012 and 2013 awards. For the 2011 performance-based cash awards, the amount represents the actual payout, since the performance period was completed on December 31, 2013 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the January 2012 and January 2013 performance-based cash awards will vest in full at target performance. The August 2011 performance-based cash award is shown at actual performance as the performance period ended on December 31, 2013. In the event of a termination in connection with death, permanent disability, termination without cause or a change in control, Ms. Pattis is entitled to receive the vested percentage of the truncated award amount (i.e., target award amount multiplied by the performance multiple) of her August 2011 Cash Incentive and Retention Award. Based on EPS performance as determined on a fully-diluted basis for 2011-2013, there would be no payout of the vested percentage of the Cash Incentive and Retention Award upon a termination of employment as of December 31, 2013.

(5)
We have assumed benefit continuation for Messrs. Wehmer, Dykstra and Murphy through the age of 65, the time at which the NEO will be eligible for Medicare. We have assumed benefit continuation for 18 months in the event termination in connection with a change in control, termination without cause or constructive termination for Mr. Stoehr and Ms. Pattis, per current COBRA guidelines, and for 36 months in the event of permanent disability for Mr. Stoehr.

(6)
In the event of termination in connection with death, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess life insurance payments.

(7)
In the event of termination in connection with permanent disability, the amount of benefits to be paid to Messrs. Wehmer, Dykstra, Murphy and Stoehr pursuant to his employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess insurance payments.

(8)
In the event of a termination in connection with a change in control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

(9)
The employment agreements for Mr. Stoehr and Ms. Pattis provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (the “Reduced Payment”). The preceding sentence shall not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.
Compensation Committee

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
BRUCE K. CROWTHER	CHARLES H. JAMES III

PROPOSAL NO. 2 — ADVISORY VOTE ON 2013 EXECUTIVE COMPENSATION
Background of the Proposal
As the Company has done in years past as required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.
At the annual meetings of shareholders held in 2013, 2012 and 2011, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013, 2012 and 2011 annual meetings, respectively. Our shareholders overwhelmingly approved such proposals, with more than 90% of the votes cast each year in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views it as a good corporate governance practice, and because at our 2011 annual meeting approximately 89% of the votes cast were in favor of an annual advisory vote, we again are asking our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement. In 2017, we will again ask our shareholders to consider the appropriate frequency of the advisory votes on the compensation of our named executive officers.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion & Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk.” As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Because this shareholder vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board has authorized a shareholder vote on the Company’s 2013 executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement for the 2014 Annual Meeting of Shareholders.”
 Required Vote
The approval of the advisory (non-binding) proposal on our 2013 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE ADVISORY PROPOSAL ON 2013 EXECUTIVE COMPENSATION
AS DESCRIBED IN THIS PROXY STATEMENT.

DIRECTOR COMPENSATION
The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee Director compensation, the Nominating Committee and the Board consider the significant amount of time the Company’s Directors expend in fulfilling their duties as well as the skill level required. During its 2011 review of Director compensation, the Nominating Committee commissioned an independent review by Deloitte, the Nominating Committee’s and Compensation Committee’s independent compensation consultant. As part of this review, Deloitte analyzed competitive compensation data for non-employee Directors from the Company’s then-current peer group of 13 Midwestern and National U.S. publicly-traded banks, as well as 18 publicly-traded U.S. companies in general industry that have similar market capitalizations to the Company. Based on this review, the Nominating Committee recommended, and the Board approved, changes to the compensation of our non-employee Directors in order to further align with peer group practices and recognize relative responsibilities, evolving market practice and increased time non-employee Directors are required to commit to governance-related responsibilities. Such changes included an increase in the annual retainer paid to non-employee Directors and elimination of attendance fees for Board meetings other than for meetings in excess of six per year. During 2012 and 2013, no changes were made to the Company’s Director compensation program.
To strengthen the alignment of interests between Directors and shareholders, the Board has also increased its minimum stock ownership guideline for Directors. Directors were previously required to own Common Stock (or common stock equivalents) having a value of at least five times the annual retainer fee paid to Directors, resulting in an ownership requirement of $150,000. In December 2011, the Board increased its minimum stock ownership guideline by requiring Directors to own Common Stock (or common stock equivalents) having a value of at least four times the then-current annual retainer fee paid to non-employee Directors, resulting in an ownership requirement of $300,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the annual retainer fee is increased, as it was in 2011, Directors will have four years to meet the new ownership guideline.
As of April 1, 2013, all of the Company’s Directors either own sufficient shares to meet the stock ownership guideline or are on target to meet the minimum stockownership guideline within the prescribed time frame.
Compensation for Non-employee Directors
For their service to the Company, non-employee Directors are entitled to an annual retainer fee (the “Annual Retainer”), attendance fees for committee meetings and certain Board meetings, and a payment for service as a chairman of the Board or of certain committees (other than the Annual Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.
Retainer Fees. In 2013, the Company paid an annual retainer fee paid to non-employee Directors of $75,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
Board Meeting Attendance Fees. The Company does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic attendance, for each such additional Board meeting the Director attends.
Committee Meeting Attendance Fees. In order to properly reward non-employee Directors who sit on committees for their efforts and contributions, non-employee Directors receive an attendance fee for service on a committee of the Board. Non-employee Directors receive $1,700 per committee meeting attended, except for Audit Committee members, who receive a $2,000 per meeting attendance fee.
Chairmanships. In order to properly reflect the differences in workloads resulting from certain positions on the Board, the Chair of the Risk Management Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee and the Chair of the Finance Committee are also entitled to an additional annual fee of $10,000, and the Chair of the Audit Committee is entitled to an additional fee of $20,000. In 2013, the Company paid the Chairman of the Board an additional annual fee of $60,000.
Subsidiary Directorships. Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz and Heitmann. See the description above under “Election of Directors” for additional biographical information.

Directors Deferred Fee and Stock Plan
The Director Plan is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fees in the form of cash or Common Stock.
The Director Plan allows a Director to elect to receive his or her Annual Retainer and Other Director Fees in cash or in shares of the Company’s Common Stock. A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.
Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Retainer or as Other Director Fees. If a Director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.
The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account. The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.
Director Summary Compensation Table
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2013.

(a) Name	(b) Fees Earned or Paid in Cash ($)(1)	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(2)	(g) Total ($)
Peter D. Crist	157,400	—	—	—	11,808	169,208
Bruce K. Crowther	95,700	—	—	—	12,344	108,044
Joseph F. Damico	107,400	—	—	—	—	107,400
Bert A. Getz, Jr.	95,800	—	—	—	22,771	118,571
H. Patrick Hackett, Jr.	107,400	—	—	—	17,231	124,631
Scott K. Heitmann	107,500	—	—	—	28,897	136,397
Charles H. James III	99,200	—	—	—	16,600	115,800
Albin F. Moschner	110,900	—	—	—	726	111,626
Thomas J. Neis	95,800	—	—	—	12,887	108,687
Christopher J. Perry	94,000	—	—	—	1,910	95,910
Ingrid S. Stafford	117,500	—	—	—	22,188	139,688
Sheila G. Talton	92,300	—	—	—	—	92,300

(1)	Includes fees paid in cash and stock for services as non-employee Directors of the Company. Certain Directors elected to receive fees in stock.
as follows:

Name	Fees Earned in Stock
Peter D. Crist	$163,850
Bruce K. Crowther	75,000
Joseph F. Damico	85,000
Bert A. Getz, Jr.	42,982
Scott K. Heitmann	34,000
Charles H. James III	75,000
Christopher J. Perry	94,000
Ingrid S. Stafford	47,500
Sheila G. Talton	37,500

As of December 31, 2013, Directors held shares in our deferred stock program as follows:  Crist: 32,990 shares;
Crowther: 23,585 shares; Getz: 24,790 shares; Hackett: 2,660 shares; Heitmann: 5,637 shares; Moschner: 4,047 shares;
Neis: 14,423 shares; Perry: 12,444 shares; and Stafford: 8,940 shares.

(2)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Common Stock as of the Record Date (except as otherwise indicated), with respect to (i) each Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company to beneficially own in excess of 5% of the Common Stock. Unless otherwise indicated, the listed person has sole voting and dispositive power.

	Amount of Common Shares Beneficially Owned (1)	Restricted Stock Units (1)		Options & Warrants Exercisable Within 60 Days (1)	Total Amount of Beneficial Ownership (1)	Total Percentage Ownership (1)
Directors
Peter D. Crist	86,039	—		—	86,039	*
Bruce K. Crowther	25,010	—		—	25,010	*
Joseph F. Damico	16,110	—		—	16,110	*
Bert A. Getz, Jr.	29,883	—		—	29,883	*
H. Patrick Hackett, Jr.	24,250	—		—	24,250	*
Scott K. Heitmann	15,576	—		—	15,576	*
Charles H. James III (2)	8,123	—		—	8,123	*
Albin F. Moschner	19,057	—		—	19,057	*
Thomas J. Neis	16,656	—		—	16,656	*
Christopher J. Perry	48,775	—		—	48,775	*
Ingrid S. Stafford	18,643	—		—	18,643	*
Sheila G. Talton	3,286	—		—	3,286	*
Edward J. Wehmer**	105,615	51,068		14,159	170,842	*
Named Executive Officers
David A. Dykstra	133,787	35,833		83,414	253,034	*
Richard B. Murphy	38,300	—		16,006	54,306	*
David L. Stoehr	14,198	—		6,435	20,633	*
Lisa J. Pattis	5,113	2,500	(3)	7,586	15,199	*
Total Directors & Executive Officers (24 persons)	710,426	92,901	(3)	223,480	1,026,807	2.2%
Other Significant Shareholders
T. Rowe Price Associates, Inc. (4)	2,740,682	—		—	2,740,682	6.80%
The Vanguard Group, Inc. (5)	2,390,121	—		—	2,390,121	5.98%
BlackRock, Inc. (6)	3,769,253	—		—	3,769,253	9.4%
Dimensional Fund Advisors LP (7)	3,140,226	—		—	3,140,226	7.86%
Wellington Management Company, LLP (8)	2,397,179	—		—	2,397,179	5.86%
Invesco Ltd. (9)	3,557,032	—		—	3,557,032	8.9%

*	Less than 1%.

**	Mr. Wehmer is also a named executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Exchange Act.

(2)	Of the shares beneficially owned by Mr. James, 3,533 are pledged as security to a financial institution.

(3)	Shares vest at various dates during 2014 and 2015, and are subject to forfeiture until such time as they vest.

(4)
Based solely on information obtained from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 13, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, Price Associates’ business address is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has informed the Company that these securities are owned by various institutional investors including T. Rowe Price Small Cap Value Fund, Inc. Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 2,052,900 of these share and sole dispositive power with respect to none of these shares.

(5)
Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 56,370 of these shares, sole dispositive power with respect to 2,336,051 shares and shared dispositive power with respect to 54,070 of these shares.

(6)
Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has informed the Company that the following subsidiaries of BlackRock, Inc. hold shares of the security being reported: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. Blackrock, Inc. has sole voting power with respect to 3,645,409 of these shares and sole dispositive power with respect to 3,769,253 of these shares.

(7)
Based solely on information obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 10, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has informed the Company that these securities are owned by various investment companies, commingled group trusts and separate accounts (the “Funds”). Dimensional serves as investment manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional has sole voting power with respect to 3,093,260 of these shares and sole dispositive power with respect to 3,140,226 of these shares.

(8)
Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, Wellington’s business address is 280 Congress Street, Boston, Massachusetts 02210. Wellington has shared voting power with respect to 2,332,840 of these shares and shared dispositive power with respect to 2,397,179 of these shares.

(9)
Based solely on information obtained from a Schedule 13G/A filed by Invesco Ltd. (“Invesco”) with the SEC on February 5, 2014 reporting beneficial ownership as of December 31, 2013. According to this report, Invesco’s business address is 1555 Peachtree Street NE; Atlanta, GA 30309. Invesco has indicated that the following subsidiaries of Invesco are investment advisers which hold shares of the security being reported: Invesco Advisers Inc., Invesco National Trust Company, Stein Roe Investment Counsel, Inc. and Invesco PowerShares Capital Management. Invesco has sole voting power with respect to 3,443,942 of these shares. Invesco has sole dispositive power with respect to 3,557,032 of these shares.

RELATED PARTY TRANSACTIONS
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, Director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•
whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

One of our Directors, Christopher J. Perry, is a partner of CIVC Partners LLC (“CIVC”), whose affiliate purchased all 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred”), for $50 million in August 2008. Mr. Perry was not a member of our Board of Directors at the time of the sale of the Series A Preferred and his election to our Board was not required by the terms of the Series A Preferred Stock. On August 19, 2013, pursuant to the terms of the Series A Preferred, CIVC elected to convert all 50,000 shares of the Series A Preferred into 1,944,000 shares of the Common Stock at a conversion rate of 38.888 shares of Common Stock per share of Series A Preferred. CIVC has informed the Company that it subsequently sold the shares of Common Stock it received in the conversion and no longer owns any shares of the Common Stock. CIVC and Mr. Perry also informed the Company that Mr. Perry did not participate in the decision to convert the Series A Preferred or sell the Common Stock.
Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, Directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and any person who beneficially owns greater than 10% of the Common Stock to file reports of holdings and transactions in the Common Stock with the SEC.
Based solely on a review of the Section 16(a) reports furnished to us with respect to 2013 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2013, except that the Company has identified the following transactions that inadvertently were reported late:

•
14 issuances of Common Stock earned for services as a Director of the Company in accordance with the Director’s Deferred Fee and Stock Plan approved by the Shareholders and inadvertently not previously reported for Mr. Perry.

•	Nine issuances of dividends on Common Stock associated with a restricted stock unit award to each of Mr. Wehmer and Mr. Dykstra where the dividends were inadvertently not reported.

•	One grant of non-qualified stock options pursuant to an award under the Company’s Long-Term Incentive Program for Mr. Wehmer.

•	One disposition of Common Stock to cover taxes in connection with the vesting of restricted stock for Ms. Gleason.
Had these transactions been reported on a timely basis, each would have been reported on a separate Form 4.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2013 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from the Company.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2013 for filing with the SEC.
Audit Committee

INGRID S. STAFFORD (Chair)	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER
SCOTT K. HEITMANN	THOMAS J. NEIS

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2014. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDIT AND NON-AUDIT FEES PAID
The Company’s independent auditors for the fiscal year ended December 31, 2013 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2014. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.
The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2013 and December 31, 2012:
Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,840,394 in 2013 and $1,553,642 in 2012.
Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $97,000 in 2013 and $123,100 in 2012.
Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $299,727 in 2013 and $216,060 in 2012.
All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards, interpretive guidance and regulatory advisory services. Aggregate fees for other services were $58,187 in 2013 and $1,960 in 2012.
The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2013 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
Shareholder proposals intended to be presented at the Company’s 2015 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 5, 2014 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2015 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, the deadline for such notice is February 21, 2015 (but not before January 22, 2015).

OTHER BUSINESS
The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa J. Pattis
Corporate Secretary

COMMON

Wintrust Financial Corporation

The Directors and Officers of
Wintrust Financial Corporation
cordially invite you to attend our
2014 Annual Meeting of Shareholders
Thursday, May 22, 2014, 10:00 a.m.
Wintrust Financial Center
9700 W. Higgins Road, 2nd Floor
Rosemont, Illinois

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: **SHARES:**

NUMBER OF PERSONS ATTENDING ________

You may vote by:

INTERNET
proxy.ilstk.com

TELEPHONE
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Easyist · Safeist · Fastist

May vote until 11:59 pm CST one day prior to meeting date.
(DO NOT return card if voting by internet or telephone)

If choosing one of these options, sign & date card below.

SCAN & E-MAIL
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FAX
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MAIL
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WINTRUST FINANCIAL CORPORATION

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2014 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 - Election of the following Directors with a term ending at the 2015 Annual Meeting:

	FOR	WITHHOLD		FOR	WITHHOLD
01 Peter D. Crist	☐	☐	08 Albin F. Moschner	☐	☐
02 Bruce K. Crowther	☐	☐	09 Thomas J. Neis	☐	☐
03 Joseph F. Damico	☐	☐	10 Christopher J. Perry	☐	☐
04 Bert A. Getz, Jr.	☐	☐	11 Ingrid S. Stafford	☐	☐
05 H. Patrick Hackett, Jr.	☐	☐	12 Sheila G. Talton	☐	☐
06 Scott K. Heitmann	☐	☐	13 Edward J. Wehmer	☐	☐
07 Charles H. James III	☐	☐			

Proposal 2 - Advisory vote to approve the Company's 2013 executive compensation:

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR election of the Directors named in Proposal 1 and FOR Proposals 2 and 3. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

PLEASE SIGN HERE

SIGNATURE ____________ DATE ________ SIGNATURE ____________ DATE ________

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

401K

Wintrust Financial Corporation

The Directors and Officers of
Wintrust Financial Corporation
cordially invite you to attend our
2014 Annual Meeting of Shareholders
Thursday, May 22, 2014, 10:00 a.m.
Wintrust Financial Center
9700 W. Higgins Road, 2nd Floor
Rosemont, Illinois

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: **SHARES:**

NUMBER OF PERSONS ATTENDING ________

You may vote by:

INTERNET
proxy.ilstk.com

TELEPHONE
800.555.8140

Easyist · Safeist · Fastist

May vote until 11:59 pm CST one day prior to meeting date.
(DO NOT return card if voting by internet or telephone)

If choosing one of these options, sign & date card below.

SCAN & E-MAIL
info@ilstk.com

FAX
630.480.0641

MAIL
Return in the envelope provided.
(Allow 10 days for mail delivery)

WINTRUST FINANCIAL CORPORATION

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2014 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 - Election of the following Directors with a term ending at the 2015 Annual Meeting:

	FOR	WITHHOLD		FOR	WITHHOLD
01 Peter D. Crist	☐	☐	08 Albin F. Moschner	☐	☐
02 Bruce K. Crowther	☐	☐	09 Thomas J. Neis	☐	☐
03 Joseph F. Damico	☐	☐	10 Christopher J. Perry	☐	☐
04 Bert A. Getz, Jr.	☐	☐	11 Ingrid S. Stafford	☐	☐
05 H. Patrick Hackett, Jr.	☐	☐	12 Sheila G. Talton	☐	☐
06 Scott K. Heitmann	☐	☐	13 Edward J. Wehmer	☐	☐
07 Charles H. James III	☐	☐			

Proposal 2 - Advisory vote to approve the Company's 2013 executive compensation:

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR election of the Directors named in Proposal 1 and FOR Proposals 2 and 3. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

PLEASE SIGN HERE

SIGNATURE ______ DATE ______ SIGNATURE ______ DATE ______

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

ESPP

Wintrust Financial Corporation

The Directors and Officers of
Wintrust Financial Corporation
cordially invite you to attend our
2014 Annual Meeting of Shareholders
Thursday, May 22, 2014, 10:00 a.m.
Wintrust Financial Center
9700 W. Higgins Road, 2nd Floor
Rosemont, Illinois

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: **SHARES:**

NUMBER OF PERSONS ATTENDING ________

You may vote by:

If choosing one of these options, sign & date card below.

INTERNET
proxy.ilstk.com

TELEPHONE
800.555.8140

Easyist · Safeist · Fastist

May vote until 11:59 pm CST one day prior to meeting date.
(DO NOT return card if voting by internet or telephone)

SCAN & E-MAIL
info@ilstk.com

FAX
630.480.0641

MAIL
Return in the envelope provided.
(Allow 10 days for mail delivery)

WINTRUST FINANCIAL CORPORATION

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2014 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 - Election of the following Directors with a term ending at the 2015 Annual Meeting:

	FOR	WITHHOLD		FOR	WITHHOLD
01 Peter D. Crist	☐	☐	08 Albin F. Moschner	☐	☐
02 Bruce K. Crowther	☐	☐	09 Thomas J. Neis	☐	☐
03 Joseph F. Damico	☐	☐	10 Christopher J. Perry	☐	☐
04 Bert A. Getz, Jr.	☐	☐	11 Ingrid S. Stafford	☐	☐
05 H. Patrick Hackett, Jr.	☐	☐	12 Sheila G. Talton	☐	☐
06 Scott K. Heitmann	☐	☐	13 Edward J. Wehmer	☐	☐
07 Charles H. James III	☐	☐			

Proposal 2 - Advisory vote to approve the Company's 2013 executive compensation:

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR election of the Directors named in Proposal 1 and FOR Proposals 2 and 3. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

PLEASE SIGN HERE

SIGNATURE ____________ DATE ____________ SIGNATURE ____________ DATE ____________

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.